Exhibit 16.1

August 12, 2011

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

In re:	DEWMAR INTERNATIONAL BMC, INC. (f.k.a Mirador, Inc.)

FEI #:	27-1000407

Ladies and Gentlemen:

We have read the statements by Dewmar International BMC, Inc., (f.k.a. Mirador, Inc.) included under Item 4.01 of its Current Report on Form 8-K dated as of the date hereof and we agree with such statements as they relate to our firm.

This is to confirm that the client-auditor relationship between Dewmar International BMC, Inc., (f.k.a Mirador, Inc.) (Commission File No. 333-164392) and Sam Kan & Company has ceased.

Very truly yours,

/s/ Sam Kan & Company

Sam Kan & Company